Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 22.9% Increase in Net Income for Third Quarter 2005

TSYS’ and Financial Services Segment’s Excellent Growth Momentum Continues

Columbus, Ga., October 19, 2005 – Synovus’ third quarter earnings grew 22.9% over the third quarter 2004 to $134.0 million, which represented earnings per share growth of 21.9% to $.43 per share, Synovus’ Chief Executive Officer and President Richard E. Anthony announced today.

“The first nine months of 2005 has confirmed the excellent growth momentum at both TSYS and Synovus’ Financial Services segment with a very solid 17.1% growth in earnings per share over the same period last year,” said Anthony. “Expanding margin, strong loan growth, improving credit quality, and controlled expense growth drove the earnings momentum in the quarter for the Financial Services segment. TSYS’ results were driven by the continued strong growth in its fundamental core business and stronger than expected growth in value added services.”

Return on assets was 2.01% and return on equity was 18.77% for the third quarter of 2005, compared to 1.82% and 17.00%, respectively, in the same period last year. Shareholders’ equity at September 30, 2005, was $2.87 billion, which represented a very strong 10.6% of quarter-end assets. Total assets ended the quarter at $27.1 billion, an increase of 11.0% from the same period last year.

Net income for the Synovus Financial Services segment increased 23.2% over the third quarter last year and 8.8% over the last quarter. Return on assets for the quarter was 1.49% and return on equity was 18.34%, compared to 1.35% and 16.20%, respectively, in the same period last year.

Asset quality improved significantly in the quarter. The net charge-off ratio was 0.26% compared to 0.37% last quarter and 0.26% for the third quarter of last year. The net charge-off ratio was 0.29% for the first nine months of the year. The ratio of nonperforming assets to loans and other real estate was 0.49%, down from 0.51% at the end of last quarter and 0.56% a year ago. The allowance for loan losses was 1.36% of loans, which provides coverage of 331% of nonperforming loans and the provision for loan losses covered net charge-offs by 1.44x for the quarter.

Net interest income grew 9.6% over the third quarter last year as total loans grew 10.8%. Total deposit growth exceeded loan growth – a corporate goal for 2005 – as total deposits grew 14.1% (12.2% excluding brokered time deposits) over last year. The net interest margin expanded to 4.18% in the third quarter from 4.15% last quarter. Net interest margin expansion was primarily due to increased yields on the variable rate portion of the loan portfolio, which remains at approximately 65% of total loans.

Financial Services’ non-interest income was up 8.2% over last quarter and 13.7% as compared to the third quarter last year with increases in mortgage banking revenue of 20.6%, credit card fees of 19.3%, brokerage and investment banking revenue of 15.7%, and fiduciary and asset management fees –

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 22.9% Increase in Net Income for Third Quarter/p. 2

which include trust, financial planning and asset management fees – of 4.8%. Service charges on deposit accounts were up 2.0% compared to last quarter and down 8.3% compared to the third quarter last year. Financial Services’ non-interest expense was up 2.2% compared to the last quarter. Expense control remains on track as the efficiency ratio was 48.4% for the quarter compared to 49.5% for the last quarter.

TSYS reported net income of $48.1 million for the third quarter 2005 compared to $39.1 million last year, a 22.8% increase. Diluted earnings per share for the quarter increased to $0.24, up from $0.20 last year, a 22.7% increase. During the quarter, TSYS successfully converted the account portfolio of J.P. Morgan Chase, signed an agreement to process Capital One’s credit card accounts, and renewed multiple contracts with existing clients in the United States, Mexico and Ireland. Additionally, Vital Processing Services, a wholly owned merchant processing subsidiary, announced the renewal of its service agreement with Bank of America. At the end of the second quarter, Bank of America, TSYS’ largest client, announced its planned acquisition of MBNA. TSYS and Bank of America are in discussions to determine TSYS’ future role in providing consumer credit card processing to Bank of America. TSYS cannot predict the outcome of its discussions with Bank of America or of the evaluation process Bank of America is conducting. TSYS’ processing agreement with Bank of America provides that Bank of America may terminate the agreement for consumer credit card services upon the payment to TSYS of a termination fee.

Anthony concluded, “As a result of the third quarter performance, we are increasingly confident in our expectations of earnings per share growth of 14 – 17% for 2005. Stable credit quality, modest margin expansion, continued strong loan growth, and continuing expense control encourage us to believe the Financial Services segment will continue to perform at the very top of the regional bank peer group. Our optimism for TSYS to achieve its 25 – 28% targeted net income growth was again reinforced by TSYS’ excellent performance this quarter. For the remainder of 2005, we expect that short-term interest rates will increase modestly, the credit environment will remain favorable (with a net charge-off ratio around the 0.30% level), and TSYS will perform within its range of guidance. Synovus will continue to focus on growing deposits, managing the loan growth, quality and mix, maintaining a strong margin, expanding fee income and continuing to refine our processes to improve efficiencies. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve higher earnings performance throughout the year and beyond.”

Synovus will host an earnings highlights conference call at 4:30 pm EDT, on October 19, 2005. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Conference Calls and Webcasts” button. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $27 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. Synovus has been named one of “The 100 Best Companies to Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2005, Synovus was also named as one of “America’s Most Admired Companies”. See Synovus on the Web at www.synovus.com.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 22.9% Increase in Net Income for Third Quarter/p. 3

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expected growth in earnings per share for 2005, Synovus’ belief that the Financial Services segment will perform at the top of its regional bank peer group and that Synovus is in a position to achieve higher earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2005, short-term interest rates will increase modestly; the credit environment will remain favorable (with a net charge-off ratio of approximately 0.30%); and TSYS’ net income growth will be in the 25 – 28% range. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ net income growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto; the impact of changes in accounting principles; the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations; no material breach of the security of any of our systems; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com